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                                                                   Exhibit 4-c-1


                          SECOND SUPPLEMENTAL INDENTURE


                  Second Supplemental Indenture, dated as of July 7, 2000 ("Second Supplemental Indenture"), between ARVINMERITOR, INC., an Indiana corporation (hereinafter called the "Company"), having its principal executive office at 2135 West Maple Road, Troy, Michigan 48084-7186, and Harris Trust and Savings Bank, a banking organization organized under the laws of Illinois, having its Corporate Trust Office at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602 ("Harris"), or any successor to Harris, as trustee (hereinafter called the "Trustee").

                             RECITALS OF THE COMPANY

         On April 6, 2000, Arvin Industries, Inc., an Indiana corporation ("Arvin"), Meritor Automotive, Inc., a Delaware corporation ("Meritor"), and the Company executed an agreement and plan of reorganization (the "Merger Agreement") under which Meritor is being merged with and into the Company, to be immediately followed by the merger of Arvin with and into the Company, with the Company as the surviving corporation (the "Merger"). Arvin and the Trustee are parties to that certain indenture dated as of July 3, 1990, as supplemented by that First Supplemental Indenture dated as of March 31, 1994 (together, the "Indenture"). In accordance with Section 801 of the Indenture, immediately following the Merger, the Company is not in default in the performance or observance of any of the terms, covenants and conditions of the Indenture to be kept or performed by the Company; the Company is a corporation organized under the laws of the State of Indiana; and the Company shall, by virtue of this Second Supplemental Indenture, expressly assume the due and punctual payment of the principal of and premium, if any, and interest on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company. Section 901(1) of the Indenture authorizes the Company and the Trustee (without the consent of any Holders of Securities issued under the Indenture) to enter into a supplemental indenture for the purpose of evidencing the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company in the Indenture and in the Securities contained. The Company now proposes to enter into this Second Supplemental Indenture for the purpose of evidencing the succession of the Company to Arvin and the assumption by the Company of the covenants of Arvin in the Indenture and in the Securities contained.

             NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

         For and in consideration of the premises and for the equal and proportionate benefit of all Holders of Securities heretofore or hereafter authenticated and delivered under the Indenture, it is mutually covenanted and agreed as follows:

         1. The Company expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company.

         2. This Second Supplemental Indenture shall become operative and effective upon the merger of Arvin with and into the Company, as contemplated by the Merger Agreement.

         3. Pursuant to Section 904 of the Indenture, (i) the Indenture is modified in accordance with the provisions of this Supplemental Indenture, (ii) this Second Supplemental Indenture forms a part of the Indenture for all purposes, and
                  (iii)

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                  every Holder of Securities heretofore or hereafter
                  authenticated and delivered under the Indenture and of any coupons appertaining thereto is bound by this Second Supplemental Indenture.

         4. References to the Indenture, including all such references in Securities of any series heretofore or hereafter authenticated and delivered under the Indenture, need not contain any reference to this Second Supplemental Indenture, but all references to the Indenture dated as of July 3, 1990, between Arvin and Harris, or to the Indenture dated as of July 3, 1990, between Arvin and Harris, as amended by the First Supplemental Indenture dated as of March 31, 1994, between Arvin and Harris, shall be deemed to refer to the Indenture as modified in accordance with this Second Supplemental Indenture.

         5. All capitalized terms used in this Second Supplemental Indenture and not defined herein shall have the respective meanings set forth in the Indenture. The recitals contained in this Second Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         6. This Second Supplemental Indenture may be executed in one or more separate counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

                                         ARVINMERITOR, INC.



                                         By:      /s/ Thomas A. Madden
                                                  --------------------
[SEAL]                                   Name:    Thomas A. Madden
                                         Its:     Senior Vice President, Chief Financial
                                                  Officer and Treasurer
ATTEST:

By:      /s/ Vernon G. Baker, II
         -----------------------
         Secretary

                                         HARRIS TRUST AND SAVINGS BANK, not in its individual capacity but solely as trustee



                                         By:      /s/ J. Bartolini
                                                  ----------------
[SEAL]                                   Name:    J. Bartolini
                                         Its:     Authorized Officer
ATTEST:

By:      /s/ C. H. Long
         --------------
         Assistant Secretary



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